Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PFIZER INC.

Pfizer Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended (a) by deleting the current text of paragraph (13) of Article SEVENTH and replacing it with "Deleted." and (b) deleting the second paragraph of paragraph (14) of Article SEVENTH.

SECOND: Article EIGHTH is amended by deleting the current text thereof and replacing it with "Deleted."

THIRD: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of May, 2006.

PFIZER INC.

By : /s/ Margaret M. Foran
Name: Margaret M. Foran
Title: Senior Vice President - Corporate Governance,
Associate General Counsel & Corporate Secretary